Exhibit 99.1

Contact:
Andy Myers
Tel : +1 610-240-3221
Email: aemyers@trinseo.com

Trinseo Reports First Quarter 2023 Financial Results, Announces Cash Improvement Initiatives and Updates 2023 Outlook

First Quarter 2023 and Other Highlights

●	Net loss from continuing operations of $49 million and diluted EPS from continuing operations of negative $1.40
●	Adjusted EBITDA* of $36 million, including a $19 million unfavorable impact from natural gas hedges and a $10 million impact from fixed cost under absorption due to inventory reduction initiatives; Adjusted Net Loss* of $35 million
●	Cash provided by operations of $45 million and capital expenditures of $22 million resulted in Free Cash Flow* of $24 million including a $52 million decrease in working capital
●	First quarter ending cash of $217 million with approximately $251 million of additional available liquidity under two undrawn, committed financing facilities
●	Announced the sale of the Matamoros, Mexico PMMA manufacturing facility for a cash consideration of $19 million; transaction expected to close this quarter
●

Sales volume and variable margin of products containing recycled materials both increased 1% versus prior year; these products represented 1% and 2% of total company sales volume and variable margin, respectively

●	Implemented cash improvement initiatives that are expected to improve cash generation by over $100 million in 2023
●	Restarting sales process for Styrenics business that will include marketing individual assets and regional businesses

	Three Months Ended
	March 31,
$millions, except per share data	2023	2022
Net Sales	$996	$1,387
Net Income (Loss) from continuing operations	(49)	17
Diluted EPS from continuing operations ($)	(1.40)	0.45
Adjusted Net Income (Loss)*	(35)	79
Adjusted EPS ($)*	(1.01)	2.08
EBITDA*	29	115
Adjusted EBITDA*	36	178

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss), all of which are non-GAAP measures, to Net Income (Loss), as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — May 4, 2023 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its first quarter 2023 financial results. Net sales in the first quarter decreased 28% versus prior year. Lower sales volume across all reporting segments caused by continued customer destocking and underlying demand weakness led to a 20% decrease. Lower price, from the pass through of lower raw material costs, led to a 7% decrease.

First quarter net loss from continuing operations of $49 million was $66 million below prior year and first quarter Adjusted EBITDA of $36 million was $142 million below prior year. The reduced year-over-year profitability was driven by lower volume across all segments as well as lower margin, including an unfavorable $34 million net timing variance. First quarter results included a $19 million unfavorable impact from natural gas hedging as well as a $10 million impact from manufacturing cost under absorption.

Commenting on the Company’s first quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “Despite a similar demand environment from the fourth quarter, our operating results improved significantly due to lower costs as well as our asset restructuring actions. We generated positive free cash flow in this challenging environment as we implemented numerous liquidity improvement actions including working capital reductions. I want to thank our employees for delivering strong cash performance while continuing to work through this period of reduced market demand.”

First Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $206 million for the quarter decreased 30% versus prior year due to lower volume across all products from weak underlying demand and continued customer destocking, particularly in building & construction, consumer electronics and wellness applications. Adjusted EBITDA of negative $12 million was $47 million below prior year from lower sales volume as well as lower MMA-related margins. Results included unfavorable impacts of $10 million from natural gas hedging, $7 million from net timing and $6 million from manufacturing cost under absorption.

●	Latex Binders net sales of $248 million for the quarter decreased 19% versus prior year including a 14% impact from lower volumes across all regions and applications. Adjusted EBITDA of $26 million was $4 million below prior year as lower volumes were partially offset by pricing initiatives. Volume for CASE products declined by 10% in the first quarter compared to prior year from customer destocking and reduced demand in building & construction applications. Sales to CASE applications remain more resilient in comparison to other applications and in the first quarter recorded a record-high proportion of segment net sales.

●	Plastics Solutions net sales of $290 million for the quarter were 27% below prior year primarily due to lower volumes. Sales decreased in polycarbonate from the announced shutdown of one production line as well as in copolymers for building & construction, industrial and consumer durables applications. These impacts were partially offset by higher volumes to automotive applications. Adjusted EBITDA of $26 million was $43 million below prior year as weaker demand led to lower sales volume and also pressured margins in polycarbonate and ABS products. Volumes supporting automotive applications improved 6% versus prior year, mainly in Europe and North America, as production and supply chain constraints eased. Results included a $13 million negative net timing variance versus prior year.

●	Polystyrene net sales of $209 million for the quarter were 34% below prior year. Lower volume led to a 22% decrease in sales and lower price, primarily from the pass through of lower styrene costs, led to a 10% decrease in sales. Adjusted EBITDA of $16 million was $29 million below prior year as weaker demand in appliance and building & construction applications led to lower volumes and contracted margins.

●	Feedstocks net sales of $43 million for the quarter were 39% below prior year from a 19% impact from lower volume and a 17% impact from lower price. Adjusted EBITDA of negative $11 million was $15 million below prior year from lower styrene margin, including an unfavorable net timing variance of $7 million. The styrene plant in Terneuzen, the Netherlands was restarted in late January 2023 and the styrene plant in Boehlen, Germany was permanently closed in December 2022.

●	Americas Styrenics Adjusted EBITDA of $18 million for the quarter was $4 million below prior year as lower styrene margin was partially offset by higher polystyrene margin.

2023 Outlook

●	Second quarter 2023 net loss from continuing operations of approximately $15 million and Adjusted EBITDA of approximately $80 million

●	Full-year 2023 net loss from continuing operations of $94 million to $61 million and Adjusted EBITDA of $275 million to $325 million (prior outlook of net income from continuing operations of $3 million to $33 million and Adjusted EBITDA of $375 million to $425 million†); lower Adjusted EBITDA outlook of $100 million at the midpoint due to $45 million of estimated natural gas hedge losses, $10 million of first quarter fixed cost under absorption, and the remainder from lower sales volume including extended destocking and an overall slower market recovery

●	Full-year 2023 cash from operations of approximately $165 million resulting in Free Cash Flow of approximately $75 million (prior outlook of cash from operations of approximately $100 million and breakeven Free Cash Flow†); higher Free Cash Flow outlook despite lower profitability due to cash improvement actions

Commenting on the outlook for 2023, Bozich said, “We anticipate performance will significantly improve in the second quarter from lower raw material and Corporate costs, better fixed cost absorption and a lower natural gas hedge loss. While we are expecting a gradual demand increase through the end of the year, the range of our full-year outlook reflects no sales volume improvement at the low end and a ten percent improvement at the high end.”

Bozich continued, “Despite the economic environment, we are taking actions to improve our cash and liquidity profile. These include the sale of our Matamoros sheet assets, a reduction in working capital, and capital expenditure deferments. In addition, we will substantially further reduce our cash dividend beginning with the dividend payable in the third quarter of 2023. We believe this is the right balance for success in both the near and long terms as we continue our evolution as a specialty material and sustainable solutions provider.”

†For the prior outlook, refer to the Company’s press release, furnished on its Form 8-K dated February 8, 2023, for a reconciliation of non-GAAP measures to their corresponding GAAP measures.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its first quarter 2023 financial results on Friday, May 5, 2023 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its first quarter 2023 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 5, 2024.

About Trinseo

Trinseo (NYSE: TSE) a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainability focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s approximately 3,400 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $5.0 billion in 2022. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," “believe,” "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully investigate and remediate chemical releases on or from our sites, make related capital expenditures, reimburse third-party cleanup costs or settle potential regulatory penalties or other claims; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; increased energy costs; our ability to successfully generate cost savings and increase profitability through asset restructuring initiatives; compliance with laws and regulations impacting our business; conditions in the global economy and capital markets; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net sales	$996.3	$1,386.7
Cost of sales	959.1	1,210.7
Gross profit	37.2	176.0
Selling, general and administrative expenses	84.7	96.7
Equity in earnings of unconsolidated affiliates	17.6	21.6
Impairment and other charges	0.3	36.3
Operating income (loss)	(30.2)	64.6
Interest expense, net	38.3	21.9
Other expense (income), net	(2.9)	3.0
Income (loss) from continuing operations before income taxes	(65.6)	39.7
Provision for (benefit from) income taxes	(16.7)	22.6
Net income (loss) from continuing operations	(48.9)	17.1
Net loss from discontinued operations, net of income taxes	—	(0.4)
Net income (loss)	$(48.9)	$16.7
Weighted average shares- basic	35.0	37.3
Net income (loss) per share- basic:
Continuing operations	$(1.40)	$0.46
Discontinued operations	—	(0.01)
Net income (loss) per share- basic	$(1.40)	$0.45
Weighted average shares- diluted	35.0	38.1
Net income (loss) per share- diluted:
Continuing operations	$(1.40)	$0.45
Discontinued operations	—	(0.01)
Net income (loss) per share- diluted	$(1.40)	$0.44

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$217.1	$211.7
Accounts receivable, net of allowance	622.5	586.0
Inventories	502.6	553.6
Other current assets	34.1	39.4
Investments in unconsolidated affiliates	252.7	255.1
Property, plant, equipment, goodwill, and other intangible assets, net	1,854.6	1,873.5
Right-of-use assets - operating, net	73.0	76.1
Other long-term assets	184.9	164.8
Total assets	$3,741.5	$3,760.2
Liabilities and shareholders’ equity
Current liabilities	717.8	689.4
Long-term debt, net of unamortized deferred financing fees	2,299.9	2,301.6
Noncurrent lease liabilities - operating	57.2	60.2
Other noncurrent obligations	290.4	288.7
Shareholders’ equity	376.2	420.3
Total liabilities and shareholders’ equity	$3,741.5	$3,760.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities
Cash provided by (used in) operating activities - continuing operations	$45.4	$(5.2)
Cash provided by operating activities - discontinued operations	—	0.2
Cash provided by (used in) operating activities	45.4	(5.0)

Cash flows from investing activities
Capital expenditures	(21.8)	(23.9)
Cash paid for asset or business acquisitions, net of cash acquired ($0.0 and $1.0)	—	(22.2)
Cash used in investing activities - continuing operations	(21.8)	(46.1)
Cash used in investing activities - discontinued operations	—	(0.9)
Cash used in investing activities	(21.8)	(47.0)

Cash flows from financing activities
Short-term borrowings, net	(2.7)	(3.6)
Purchase of treasury shares	—	(51.9)
Dividends paid	(11.8)	(12.4)
Proceeds from exercise of option awards	0.1	1.7
Withholding taxes paid on restricted share units	(1.3)	(0.8)
Acquisition-related contingent consideration payment	(1.2)	—
Repurchases and repayments of long-term debt	(3.6)	(3.6)
Cash used in by financing activities	(20.5)	(70.6)
Effect of exchange rates on cash	2.3	(1.7)
Net change in cash, cash equivalents, and restricted cash	5.4	(124.3)
Cash, cash equivalents, and restricted cash—beginning of period	211.7	573.0
Cash, cash equivalents, and restricted cash—end of period	$217.1	$448.7
Less: Restricted cash	—	—
Cash and cash equivalents—end of period	$217.1	$448.7

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended
	March 31,
(In millions)	2023	2022
Engineered Materials	$206.2	$295.2
Latex Binders	248.1	306.7
Plastic Solutions	289.9	396.5
Polystyrene	209.1	318.0
Feedstocks	43.0	70.3
Americas Styrenics*	—	—
Total Net Sales	$996.3	$1,386.7

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	March 31,
(In millions, except per share data)	2023	2022
Net income (loss)	$(48.9)	$16.7
Net loss from discontinued operations	—	(0.4)
Net income (loss) from continuing operations	$(48.9)	$17.1
Interest expense, net	38.3	21.9
Provision for (benefit from) income taxes	(16.7)	22.6
Depreciation and amortization	56.0	53.0
EBITDA	$28.7	$114.6
Net gain on disposition of businesses and assets	—	(0.3)	Other expense (income), net
Restructuring and other charges (a)	3.7	0.4	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (b)	—	3.2	Cost of goods sold; Selling, general, and administrative expenses
Asset impairment charges or write-offs	0.3	0.7	Impairment and other charges
European Commission request for information (c)	—	35.6	Impairment and other charges
Other items (d)	3.6	23.4	Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	$36.3	$177.6
Adjusted EBITDA to Adjusted Net Income (Loss):
Adjusted EBITDA	36.3	177.6
Interest expense, net	38.3	21.9
Provision for (benefit from) income taxes - Adjusted (e)	(20.0)	25.6
Depreciation and amortization - Adjusted (f)	53.3	50.9
Adjusted Net Income (Loss)	$(35.3)	$79.2
Weighted average shares- diluted	35.0	38.1
Adjusted EPS	$(1.01)	$2.08

Adjusted EBITDA by Segment:
Engineered Materials	$(11.7)	$34.7
Latex Binders	26.0	30.2
Plastic Solutions	25.6	68.6
Polystyrene	15.7	45.3
Feedstocks	(10.8)	4.1
Americas Styrenics	17.6	21.6
Corporate Unallocated	(26.1)	(26.9)
Adjusted EBITDA	$36.3	$177.6

(a)	Restructuring and other charges for the 2023 period primarily relates to contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s asset restructuring plan. Restructuring and other charges for the 2022 period primarily relates to employee termination benefit charges incurred in connection with the Company’s transformational restructuring program.

(b)	Acquisition transaction and integration net costs for the 2022 period primarily relates to expenses incurred for the Company’s acquisition and integration of the PMMA business and Aristech Surfaces Acquisitions.

(c)	Amount for the 2022 period relates to the liability recorded in connection with the European Commission request for information, which was subsequently paid in full in December 2022.

(d)	Other items for the 2023 and 2022 periods primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, as well as costs related to our transition to a new enterprise resource planning system.

(e)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.

(f)	Amounts for the three months ended March 31, 2023 and 2022 excludes accelerated depreciation of $2.7 million and $2.2 million, respectively. The 2023 period charges are primarily related to the shortening of the useful life of certain assets related to the asset restructuring plan. The 2023 and 2022 periods also include charges related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income (loss) to forecasted Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS for the three months ended June 30, 2023 and the full year ended December 31, 2023. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

	Three Months Ended	Year Ended
	June 30,	December 31,
(In millions, except per share data)	2023	2023
Adjusted EBITDA	$80	$275 – 325
Interest expense, net	(37)	(150)
Provision for income taxes	(9)	(11) – (28)
Depreciation and amortization	(48)	(200)
Reconciling items to Adjusted EBITDA (g)	—	(8)
Net Loss from continuing operations	(15)	(94) – (61)
Reconciling items to Adjusted Net Loss (g)	—	14
Adjusted Net Loss	$(15)	$(80) – (47)

Weighted average shares - diluted (h)	35.0	35.0
EPS from continuing operations - diluted ($)	$(0.42)	$(2.68) – (1.74)
Adjusted EPS ($)	$(0.42)	$(2.29) – (1.35)

(g)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2023, we have only included known reconciling items incurred through the three months ended March 31, 2023. We have not included forecasted amounts for the second quarter and remainder of 2023.

(h)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for the three months ended June 30, 2023 and for the full year 2023, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended
	March 31,
(In millions)	2023	2022
Cash provided by (used in) operating activities	$45.4	$(5.0)
Capital expenditures	(21.8)	(24.8)
Free Cash Flow	$23.6	$(29.8)

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operations and cash used for capital expenditures to forecasted Free Cash Flow for the year ended December 31, 2023. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions)	December 31, 2023
Cash provided by operating activities	$165
Capital expenditures	(90)
Free Cash Flow	$75